Exhibit 99.1

Sanofi and Bristol-Myers Squibb Announce Restructuring of Alliance Agreement

Revised Agreement Simplifies Alliance by Streamlining Operational Responsibilities

Consistent with Each Company’s Strategic Priorities.

(PARIS and NEW YORK, October 3, 2012) – Sanofi (EURONEXT: SAN and NYSE: SNY) and Bristol-Myers Squibb Company (NYSE: BMY) today announced they have restructured their successful long-term alliance following the loss of exclusivity of Plavix® and Avapro®/Avalide® in many major markets.

Under the terms of the revised agreement, which will go into effect January 1, 2013, Bristol-Myers Squibb will return to Sanofi its rights to Plavix and Avapro/Avalide in all markets worldwide with the exception of Plavix in the U.S. and Puerto Rico, giving Sanofi sole control and freedom to operate commercially. In exchange, Bristol-Myers Squibb will receive royalty payments on Sanofi’s sales of branded and unbranded Plavix worldwide, excluding the U.S. and Puerto Rico, and on sales of branded and unbranded Avapro/Avalide worldwide, in each case through 2018, and will receive a terminal payment of U.S. $200 million from Sanofi in December 2018. Plavix rights in the U.S. and Puerto Rico will continue unchanged under the terms of the existing agreement through December 2019.

“Bristol-Myers Squibb and Sanofi have had a long and successful collaboration helping patients with cardiovascular disease,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb. “This revised agreement simplifies operations and supports Bristol-Myers Squibb’s ability to focus on delivering our promising, innovation-driven R&D portfolio and setting the foundation for future success.”

“Our alliance with Bristol-Myers Squibb has been extremely successful and value-generating for both partners,” said Hanspeter Spek, president, Global Operations, Sanofi. “The revised agreement further supports Sanofi’s strategic priorities while continuing to offer the clinical benefits of these well-established products to millions of patients around the world.”

In addition, under the terms of the agreement ongoing disputes between the companies related to the alliance have been resolved. The resolution of these disputes includes various commitments by both companies, including a one-time payment of $80 million by Bristol-Myers Squibb to Sanofi in relation to the Avalide supply disruption in the U.S. in 2011.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

About Sanofi

Sanofi, a global and diversified healthcare leader, discovers, develops and distributes therapeutic solutions focused on patients’ needs. Sanofi has core strengths in the field of healthcare with seven growth platforms: diabetes solutions, human vaccines, innovative drugs, consumer healthcare, emerging markets, animal health and the new Genzyme. Sanofi is listed in Paris (EURONEXT: SAN) and in New York (NYSE: SNY).

Contact:

Bristol-Myers Squibb

Media: Jennifer Fron Mauer, 609-252-6579; jennifer.mauer@bms.com

or

Investors: John Elicker, 609-252-4611; john.elicker@bms.com

Sanofi

Media: Marisol Péron, +33 (0)1 53 77 45 02, mr@sanofi.com

or

Investor: Sébastien Martel, +33 (0)1 53 77 45 45, ir@sanofi.com